Exhibit 3.1

CERTIFICATE OF FORMATION
OF
ARCBEST CORPORATION

ArcBest Corporation, a corporation organized and existing under the laws of the State of Texas (the “Corporation”), hereby certifies as follows:

1.	The Corporation was originally formed as a corporation incorporated under the laws of the State of Delaware (the “Delaware Corporation”) under the name Best Holding Corporation on August 23, 1988. The Delaware Corporation changed its name to Arkansas Best Corporation on March 16, 1992, and changed its name to ArcBest Corporation effective as of May 1, 2014. The Delaware Corporation’s address is 8401 McClure Drive, Fort Smith, Arkansas 72916.
2.	The Delaware Corporation was converted from a corporation incorporated under the laws of the State of Delaware into a corporation incorporated under the laws of the State of Texas under the name “ArcBest Corporation” on May 15, 2026, pursuant to a plan of conversion adopted by the Company’s shareholders on April 24, 2026.
ARTICLE I

The name of the Corporation is ArcBest Corporation.  The Corporation is a for-profit corporation.

ARTICLE II

The name of the Corporation’s registered agent is Corporation Service Company, d/b/a CSC-Lawyers Incorporating Service Company.  The initial address of the Corporation’s registered office in the State of Texas is 211 East 7th Street, Suite 620, Austin, Travis County, TX 78701-3218.  The initial mailing address of the Corporation is 8401 McClure Drive, Fort Smith, Arkansas.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Texas Business Organizations Code (the “TBOC”).

ARTICLE IV
A.	The total number of shares of capital stock which the Corporation shall have the authority to issue is eighty million (80,000,000) consisting of (1) ten million (10,000,000) shares of Preferred Stock, $0.01 par value per share, and (2) seventy million (70,000,000) shares of Common Stock, $0.01 par value per share.

B.	Common Stock.
1.Each holder of Common Stock entitled to vote in accordance with the terms and provisions of this Certificate of Formation and the Bylaws of the Corporation shall be entitled to one vote, in person or by proxy, for each share of stock entitled to vote held by such shareholder.
2.The voting, dividend, liquidation and other rights, powers and preferences of the holders of Common Stock are subject to, and qualified by, the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation and outstanding from time to time.
C.	Designations, etc. of Preferred Stock.
1.Shares of Preferred Stock may be issued from time to time in one or more series, each such series to have distinctive serial designations, as shall hereafter be determined in the resolution or resolutions providing for the issue of such series from time to time adopted by the Board of Directors pursuant to the authority which is hereby vested in the Board of Directors.
2.Each series of Preferred Stock
(i)may have such number of shares;
(ii)may have such voting power, full or limited, or may be without voting power;
(iii)may be subject to redemption at such time or times and at such prices;
(iv)may be entitled to receive dividends (which may be cumulative or noncumulative), payable in cash, securities or property, at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable in any other class or classes or series of stock;
(v)may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange, and with such adjustments;
(vi)may be entitled to the benefit of a sinking fund or purchase fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;
(vii)may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption, or other acquisition by the Corporation or any subsidiary, of any outstanding stock of the Corporation, or of other affirmative or negative covenants;
(viii)may have certain rights in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and relative rights of priority of payment of shares of that series; and
(ix)may have such other relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof; all as shall be stated in a resolution or resolutions providing for the issuance of such Preferred Stock. Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then issued) from time to time by action of the Board of Directors.
ARTICLE V

In furtherance and not limitation of the powers conferred by the laws of the State of Texas, the Board of Directors is expressly authorized to alter, amend or repeal the Bylaws of the Corporation or to adopt new Bylaws.

ARTICLE VI

To the fullest extent permitted by the TBOC, a director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for an act or omission in such person’s capacity as a director or officer, except for liability for (i) any breach of such person’s duty of loyalty to the Corporation or its shareholders, (ii) acts or omissions not in good faith that constitute a breach of duty to the Corporation or involve intentional misconduct or a knowing violation of law, (iii) any transaction from which such person derived any improper benefit, regardless of whether the benefit resulted from an action taken within the scope of such person’s duties or (iv) an act or omission for which the liability of such person is expressly provided for by an applicable statute, except as permitted by the TBOC. If the TBOC is amended after the filing of this Certificate of Formation to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended.

Any amendment, repeal or elimination of the foregoing paragraph by the shareholders of the Corporation shall be prospective only and shall not affect any limitation on liability of a director or officer of the Corporation for acts or omissions occurring before such amendment, repeal or elimination unless the provision provides otherwise at the time of such act or omission.

ARTICLE VII
1.Designation of Initial Board of Directors.

The names of the initial Board of Directors shall be Salvatore A. Abbate, Thom S. Albrecht, Ann G. Bordelon, Eduardo F. Conrado, Bobby K. George, Michael P. Hogan, Judy R. McReynolds, Seth K. Runser, Janice E. Stipp, and Chris T. Sultemeier, and the addresses of such directors shall be P.O. Box 10048, Fort Smith, AR 72917-0048.

2.Number of Directors.

The initial number of Directors constituting the Board of Directors shall be as set at 10 and subsequently shall be fixed from time to time by resolution of the Board of Directors.

3.Right to Indemnification.

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action or omission in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the TBOC, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue with respect to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in paragraph 2 of this Article with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if required by the TBOC, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking

(hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

4.Right of Indemnitee to Bring Suit.

If a claim under paragraph 1 of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation (except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days), the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the TBOC.

Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the TBOC, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled under this Article or otherwise to be indemnified, or to such advancement of expenses, shall be on the Corporation.

5.Non-Exclusivity of Rights.

The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation or any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

6.	Insurance.

The Corporation may maintain insurance, at its expense, to protect itself and any indemnitee against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the TBOC.

7.	Indemnity of Employees and Agents of the Corporation.

The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article or as otherwise permitted under the TBOC with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ARTICLE VIII

The shareholders do not have statutory preemptive rights.

ARTICLE IX

Cumulative voting for the election of Directors shall not be permitted.

ARTICLE X

The affirmative vote of the holders of not less than a majority of the outstanding voting stock of the Corporation shall be required for the approval or authorization of any (i) merger or consolidation of the Corporation with or into any other corporation, (ii) sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to or with any other corporation, person or other entity, (iii) dissolution of the Corporation, (iv) amendment of this Certificate of Formation, or (v) any other “fundamental action” or “fundamental business transaction” as defined in the TBOC.

ARTICLE XI

Special meetings of the shareholders, for any purpose, may only be called by (i) the Chairman of the Board, (ii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors then in office, (iii) the President, or (iv) the Secretary of the Corporation upon a timely request in proper written form of the holders of record, as of the record date for determining the shareholders entitled to request a special meeting be called that is fixed in accordance with the Bylaws of the Corporation, of at least twenty-five percent (25%) of the shares of capital stock of the Corporation entitled to vote at the special meeting.  No special meeting shall be called pursuant to clause (iv) unless such request complies with the procedures for calling a special meeting of stockholders as set forth in the Bylaws of the Corporation.

No action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all holders of shares entitled to vote on such action. Any such action taken by written consent shall be delivered to the Corporation at its principal office.

ARTICLE XII

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of the Corporation to the Corporation of the Corporation's shareholders including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation arising pursuant to any provision of the TBOC or this Certificate of Formation or the Bylaws (in each case, as they may be amended from time to time), (d) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine or (e) any action asserting an “internal entity claim" as that term is defined in Section 2.115 of the TBOC shall be in the First Business Court Division ("Business Court") of the State of Texas (provided that if the Business Court determines that it lacks jurisdiction, the United States District Court for the Northern District of Texas (the "Federal Court") or, if the Federal Court lacks jurisdiction, the state district court of Texas located in Tarrant County).

Unless the Corporation consents in writing to a jury trial, the Corporation and each shareholder, director, and officer of the Corporation hereby irrevocably and unconditionally waive any right that the Corporation or such person may have to a trial by jury in any legal action, proceeding, cause of action, counterclaim, cross-claim or third-party claim arising out of or relating to any “internal entity claim” as that term is defined in Section 2.115 of the TBOC.  Each shareholder agrees that such shareholder’s holding or acquisition of shares of stock of the Corporation or, to the extent permitted by law, options or rights to acquire shares of stock of the Corporation following the adoption of this Certificate of Formation constitutes such shareholder’s intentional and knowing waiver of any right to trial by jury with respect to such claims.

ARTICLE XIII

A shareholder or group of shareholders shall not be required to comply with the requirements of Section 21.373 of the TBOC with respect to the submission of proposals to shareholders, and the Corporation hereby elects not to be governed by Section 21.373 of the TBOC, even if the Corporation at any time constitutes a “nationally listed corporation” as defined in the TBOC.

For purposes of Section 21.552(3) of the TBOC, the ownership threshold to institute a derivative proceeding in the right of the Corporation shall be a single share.

IN WITNESS WHEREOF, this Certificate of Formation has been signed this 24th  day of April, 2026.

ARCBEST CORPORATION

By:	/s/ J. Brent Hagy
Name:	J. Brent Hagy
Title:	Chief Legal Officer and Corporate Secretary

[Signature Page to the Certificate of Formation]